Midwest Express Holdings, Inc.
                                             6744 South Howell Avenue
                                             Oak Creek, Wisconsin  53154-1402
                                             414-570-4000
                                             www.midwestairlines.com
                                             Traded: NYSE - MEH

Media Inquiries: Carol Skornicka, 414-570-3980, 888-360-4782 or
Carol.Skornicka@midwestairlines.com

Analyst/Investor Inquiries: Dennis O'Reilly, 414-570-3954 or
Dennis.O'Reilly@midwestairlines.com

FOR IMMEDIATE RELEASE
September 30, 2003


          MIDWEST EXPRESS HOLDINGS ANNOUNCES PLAN TO SELL $25 MILLION IN CONVERTIBLE SECURED NOTES AND $8 MILLION IN COMMON STOCK

Milwaukee, Wisconsin, September 30, 2003 - Midwest Express Holdings, Inc. (NYSE:
MEH) today announced it has entered into agreements under which it expects to raise financing of approximately $33 million (net proceeds to be approximately $30.5 million, after commissions and expenses). The financing includes two components: the sale of $25 million in convertible senior secured notes and the sale of common stock for $8 million. Each component involved a private placement to qualified institutional buyers and accredited investors.

The sale of the convertible senior secured notes will be completed in two steps. The first, for $15 million, occurred September 29, 2003; the release of proceeds from the sale is subject to the company delivering security for the notes. To do that, the company must terminate its existing bank credit facility by repaying certain indebtedness under the facility and completing a transaction with Milwaukee County, Racine County and the State of Wisconsin that will result in Milwaukee County becoming the guarantor on $14.2 million of industrial development revenue bonds. Because of the private placement financing, the company expects to finalize this arrangement in the coming weeks. The second step of the sale of senior secured convertible notes, for $10 million, is subject to shareholder approval and satisfaction of certain other conditions. All of the notes are convertible into shares of common stock at a price of $5.00 per share. They bear interest at 6.75% and mature in October 2008.

The sale of common stock for $8 million involves 1,882,353 shares of common stock that the company has agreed to sell at a price of $4.25 per share. This transaction is also subject to shareholder approval.

The company intends to hold a shareholders meeting in mid-November to seek approval related to the second step of the sale of senior secured convertible notes and the sale of the common stock.


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Midwest Express Holdings
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The convertible senior secured notes and the common stock to be sold to the investors have not been registered under the Securities Act of 1933, as amended. Accordingly, the securities may not be offered or sold in the United States except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Securities Act. As part of the transactions, the company will file registration statements with the Securities and Exchange Commission for purposes of registering the resale of the shares of common stock issuable upon conversion of the convertible senior secured notes and the resale of the common stock to be sold in the private placement.

This news release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such states. Any offering of Midwest Express Holdings, Inc. common stock under the resale registration statements will be made only by means of a prospectus.

Midwest Airlines features nonstop jet service to major destinations throughout the United States. Skyway Airlines, Inc. - its wholly owned subsidiary - operates Midwest Connect, which offers connections to Midwest Airlines as well as point-to-point service between select markets on regional jet and turboprop aircraft. Together, the airlines offer service to 50 cities. More information is available at www.midwestairlines.com.

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This document contains forward-looking statements that may state the company's or management's intentions, hopes, beliefs, expectations or predictions for the future. Words such as "expect," "anticipate," "believe," "estimate," "goal," "objective" or similar words are intended to identify forward-looking statements. It is important to note that the company's actual results could differ materially from those projected results due to factors that include but are not limited to uncertainties related to general economic factors, industry conditions, scheduling developments, government regulations, labor relations, aircraft maintenance and refurbishment schedules, potential delays related to acquired aircraft, fuel costs, competitive developments, interest rates, terrorist attacks or fear of terrorist attacks.